UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2020

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, Massachusetts	02459
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	KPTI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2020, Karyopharm Therapeutics Inc. (the “Company”) entered into a Transition Agreement (the “Transition Agreement”) with Christopher B. Primiano, the Company’s Executive Vice President, Chief Business Officer, General Counsel and Secretary, who notified the Company of his intention to pursue other professional interests. Pursuant to the Transition Agreement, Mr. Primiano will continue to serve in his current capacity through the earlier of (i) March 19, 2021 and (ii) the fifth business day following the date the Company receives approval in writing from the U.S. Food and Drug Administration for the Company’s supplemental new drug application for XPOVIO based on the Phase 3 BOSTON study (as applicable, the “Resignation Date”).

Pursuant to the Transition Agreement, unless Mr. Primiano resigns without good reason (as defined in his Amended and Restated Letter Agreement with the Company, dated as of August 31, 2020) or the Company terminates his employment for cause, in each case prior to December 31, 2020, Mr. Primiano will receive his full target bonus for the fiscal year ending December 31, 2020. In addition, unless Mr. Primiano resigns without good reason or the Company terminates his employment for cause, in each case prior to the date that the Company grants 2021 annual equity awards to its executive officers, Mr. Primiano will be entitled to receive, on the same basis as the Company’s other executive officers in good standing and serving in the position of Executive Vice President, annual equity awards that are anticipated to be granted to such executive officers (the “Future Grants”).

If Mr. Primiano remains employed through the Resignation Date, or he resigns for good reason prior to the Resignation Date or the Company terminates his employment without cause prior to the Resignation Date, he will be entitled to the following benefits in exchange for his remaining available to assist the Company with various matters (the “Post-Employment Transition Arrangement”): (i) the continuation of healthcare benefit premium payments until no later than December 31, 2021 and (ii) the Company’s engagement of Mr. Primiano as a consultant pursuant to the terms of a consulting agreement, dated as of September 25, 2020 (the “Consulting Agreement”) under which Mr. Primiano will provide certain advisory and other consulting services to the Company from the effective date of the Consulting Agreement (as defined in the Consulting Agreement) until December 31, 2021 (or such earlier date upon which the Consulting Agreement terminates in accordance with its terms). The Consulting Agreement will be effective as of the Resignation Date unless Mr. Primiano resigns without good reason prior to the Resignation Date or his employment is terminated by the Company for cause prior to the Resignation Date. As full compensation for such consulting services, Mr. Primiano’s outstanding unvested equity awards and the Future Grants will continue to vest, according to their terms, for so long as he provides services to the Company pursuant to the Consulting Agreement. In addition, the Company will pay Mr. Primiano an hourly consulting fee per hour worked after the fifth hour worked in any calendar month.

The foregoing summary of the Transition Agreement and the Consulting Agreement is qualified in its entirety by reference to the full text of the agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Transition Agreement, dated as of September 25, 2020, between the Company and Christopher B. Primiano

10.2	Consulting Agreement, dated as of September 25, 2020, between the Company and Christopher B. Primiano

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: September 25, 2020	By:	/s/ Michael Mason
Michael Mason Senior Vice President, Chief Financial Officer and Treasurer